Exhibit 23.2

Consent of Independent Certified Public Accountants

We have issued our report dated March 16, 2010, with respect to the consolidated balance sheet of Metastorm Inc. as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2009, included in the Annual Report of Internet Capital Group, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the inclusion of said report in the Registration Statements of Internet Capital Group, Inc. on Form S-8 (file nos. 333-34736, 333-76870 and 333-126808), on Form S-3 (file no. 333-162447) and Form S-4 (file no. 333-162448).

/s/ Grant Thornton LLP

Baltimore, Maryland
March 16, 2011